UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) - April 13, 2007

TXU CORP.
(Exact name of registrant as specified in its charter)

TEXAS	1-12833	75-2669310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201-3411
(Address of principal executive offices, including zip code)

Registrants’ telephone number, including Area Code - (214) 812-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02     TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Boiler Purchase Orders

Effective as of April 17, 2007, TXU Generation Development Company LLC (“TXU DevCo”), a wholly-owned subsidiary of TXU Corp. (the “Company”), entered into a Termination and Settlement Agreement with The Babcock & Wilcox Company (“B&W”), that, in part, terminates five fixed price purchase orders with B&W for pulverized coal-fueled supercritical steam generators and associated equipment. These generators were to be used in the development and construction of TXU DevCo’s standardized reference plant program. This program has been suspended pending consummation of the merger of the Company with Texas Energy Future Merger Sub Corp. (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of February 25, 2007, among the Company, Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp,. Under the terms of the termination and settlement agreement, TXU DevCo agreed to pay $79.3 million to B&W and will take title to the equipment and materials produced or procured by B&W pursuant to the purchase orders. Both parties also agreed (with limited exceptions) to release each other with respect to past and future obligations and liabilities under the purchase orders. The Company expects to record a charge related to the termination and settlement agreement in the second quarter of 2007.

Air Quality Control System Purchase Orders

On April 13, 2007, TXU DevCo exercised its right to terminate for convenience three fixed price purchase orders with Alstom Power, Inc. (“Alstom”) for air quality control systems. These air quality control systems were to be used in the development and construction of TXU DevCo’s standardized reference plant program. This program has been suspended pending consummation of the Merger. Under the terms of these purchase orders, TXU DevCo’s liability for cancellation costs under these purchase orders is limited to the sum of (i) all amounts due and not previously paid to Alstom, (ii) amounts due for work-in-progress (plus a reasonable profit), and (iii) amounts resulting from settling and paying cancelled contracts. Notwithstanding such liabilities, TXU DevCo’s aggregate liability under each purchase order is capped at a fixed amount; however, the total gross exposure under each such purchase order is not currently estimable.

ITEM 5.02	DEPARTURE OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 17, 2007, the Company announced that Tom Baker was elected Vice Chairman of TXU Corp. and that his duties and responsibilities as Chairman and Chief Executive Officer of TXU Electric Delivery Company will be assumed by Robert S. Shapard.

Prior to his appointment, Mr. Shapard, 51, served as a strategic advisor to the Company. From March 2005 to November 2005, Mr. Shapard served as chief financial officer of Tenet Healthcare Corporation. Prior to his service at Tenet, Mr. Shapard served as executive vice president and chief financial officer of Exelon Corporation from October 2002 to February 2005. In 2001 and 2002, Mr. Shapard served as vice president and chief financial officer of Covanta Energy Corporation. From 2000 to 2001, Mr. Shapard served as executive vice president and chief financial officer of Ultramar Diamond Shamrock. Earlier in his career, Mr. Shapard served 20 years in various financial and operating leadership roles for the Company, including managing director of a former Company subsidiary, TXU Australia, and treasurer and assistant secretary of the Company. Mr. Shapard holds a bachelor's degree in accounting from Texas Tech University and is a Certified Public Accountant.

There have been no changes in compensation for Mr. Baker or Mr. Shapard in connection with these changes.

ITEM 8.01     OTHER EVENTS.

David Campbell has been named Executive Vice President and Chief Financial Officer of the Company. Since March 24, 2006, Mr. Campbell has served as Executive Vice President and Acting Chief Financial Officer of the Company. There has been no change in compensation for Mr. Campbell in connection with this election.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the following registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TXU CORP.
By:	/s/ Stan Szlauderbach
Name:	Stan Szlauderbach
Title:	Senior Vice President and Controller

Dated: April 19, 2007

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